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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           THINKENGINE NETWORKS, INC.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                       20-8058881
(State of incorporation or organization)                     (I.R.S. Employer
                                                            Identification no.)

100 NICKERSON ROAD, MARLBOROUGH, MASSACHUSETTS                    01752
   (Address of principal executive offices)                    (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE.


If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box. |_|                                   box. |X|


Securities Act registration statement file number to which this form
relates:        N/A
          ---------------
          (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
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                                (Title of Class)
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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The authorized capital stock of ThinkEngine Networks, Inc. (the "Company") consists of 20,000,000 shares of common stock, par value $0.001 per share (the "Common Stock").

     The discussion set forth below describes the most important terms of our Common Stock, certificate of incorporation and bylaws as in effect on the date hereof. Because it is only a summary, this section does not contain all of the information that may be important to you. For a complete description you should refer to our certificate of incorporation and amended and restated bylaws, copies of which are filed as exhibits our Current Reports on Form 8-K filed on January 4, 2007 and December 17, 2007, respectively.

     VOTING RIGHTS. The holders of our Common Stock are entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, a holder of more than 50% of the shares of our Common Stock can, if it so chooses, elect all of our directors. In that event, the holders of the remaining shares would not be able to elect any directors.

     DIVIDEND RIGHTS. All shares of our Common Stock are entitled to share equally in any dividends our board of directors may declare from legally available sources.

     LIQUIDATION RIGHTS. Upon liquidation or dissolution of the Company, whether voluntary or involuntary, all shares of our Common Stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of our prior obligations.

     OTHER MATTERS. The holders of our Common Stock have no preemptive or conversion rights, and our Common Stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of our Common Stock are fully paid and non-assessable.

     CERTAIN ANTI-TAKEOVER PROVISIONS

     REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or one of its committees.

     NO ACTION WITHOUT MEETING EXCEPT BY UNANIMOUS CONSENT. Our certificate of incorporation and bylaws provide that action required or permitted to be taken by our stockholders at any special or annual meeting of stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu of a duly called meeting unless by unanimous written consent.

     SPECIAL MEETINGS. Our certificate of incorporation provides that, except as otherwise required by statute, special meetings of the stockholders may only be called by our board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the full board of directors. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

     NO CUMULATIVE VOTING. The Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting of shares.

     DELAWARE ANTI-TAKEOVER LAW. We are a Delaware corporation subject to
Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits an interested shareholder (generally defined as a person who owns 15% or more of a corporation's outstanding voting stock) from engaging in a business combination with that corporation for three years following the date he or she became an interested shareholder.

     The three-year moratorium is not applicable when:

              (i) prior to the date the shareholder became an interested shareholder, the board of directors of the corporation approved the business combination or the transaction that resulted in the shareholder becoming an interested shareholder,

              (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, he or she owned at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation and by certain employee stock plans), or

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              (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the shareholder affirmative vote at a meeting of shareholders of at least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the interested shareholder.

     These restrictions of Delaware law generally do not apply to business combinations with an interested shareholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of 50% or more of a corporation's assets or tender offers for 50% or more of a corporation's voting stock.


ITEM 2. EXHIBITS.

     List below all exhibits filed as a part of the registration statement:

     1. Form of Common Stock Certificate

     2. Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of Form 8-K filed by the Company with the Securities and Exchange Commission on January 4, 2007)

     3. Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 of Form 8-K filed by the Company with the Securities and Exchange Commission on December 17, 2007)


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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                            THINKENGINE NETWORKS, INC.


Date: March 19, 2008                        By:  /s/ John Steinkrauss
                                                 ---------------------------
                                                 John Steinkrauss
                                                 Vice President and Chief
                                                 Financial Officer